Exhibit 99.1

Contact:
Jeff Misakian, Valeant Pharmaceuticals
949-461-6184
VALEANT PHARMACEUTICALS BOARD
AUTHORIZES REPURCHASE PROGRAM
     ALISO VIEJO, Calif., June 11, 2007 — Valeant Pharmaceuticals International (NYSE: VRX) today announced that its board of directors has approved a share repurchase program that authorizes the company to repurchase up to $200 million of its outstanding common stock over the next 24 months. The repurchase program is designed to increase shareholder value and reflects the company’s confidence in the long-term value of its common stock.
     Timothy C. Tyson, president and chief executive officer, said, “The board’s authorization of the share repurchase program reflects its confidence in our business and an ongoing commitment to increase shareholder value. Our strong balance sheet and the cash generating capability of our pharmaceutical operations give us the flexibility to execute this repurchase program and continue to pursue strategic growth opportunities.”
     Under the program, purchases may be made from time to time on the open market, in privately negotiated transactions or otherwise, at times and in amounts as the company deems appropriate. The number of shares to be purchased and the timing of purchases may be subject to various factors, which may include the price of the common stock, general market conditions, corporate and regulatory requirements, including restrictions in the company’s debt covenants, and alternate investment opportunities. The share repurchase program may be modified or discontinued at any time.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a global specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS:
     This press release contains forward-looking statements, including, but not limited to, statements regarding the company’s share repurchase program and its effect on shareholder value, and the ability of the company to repurchase its shares and the factors that may influence the company’s determination as to whether and when to repurchase its shares. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the execution and success of the company’s share repurchase program and its ability to increase shareholder value, the ability of the company’s pharmaceutical operations to generate sufficient cash to fund the repurchase program and other strategic initiatives, market conditions and other factors that may influence the company’s determination as to whether and when to repurchase its shares, the ability of the company to complete the program in compliance with applicable requirements, including debt covenants, and other risks and uncertainties discussed in the company’s filings with the SEC. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
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